EX-99.B-77C
                      UNITED GOLD & GOVERNMENT FUND, INC.


SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 22, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1.        To elect the Board of Directors:

                                                   Broker
                                For    Withhold   Non-Votes*
J. Concannon                973,757      63,309       0
J. Dillingham               970,382      66,684       0
D. Gardner                  968,575      68,491       0
L. Graves                   967,331      69,735       0
J. Harroz Jr.               671,489      65,577       0
J. Hayes                    964,071      72,995       0
R. Hechler                  972,998      64,068       0
H. Herrmann                 972,209      64,857       0
G. Johnson                  966,828      70,238       0
W. Morgan                   673,807      63,259       0
R. Reimer                   964,124      72,942       0
F. Ross                     970,652      66,414       0
E. Schwartz                 974,553      62,513       0
K. Tucker                   974,170      62,896       0
F. Vogel                    975,161      61,905       0

Item 2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for its current fiscal year:

                                                   Broker
                   For      Against     Abstain   Non-Votes*
               980,169       10,145      46,752       0

Item 3. To approve or disapprove the amendment to the Fund's investment management agreement with Waddell & Reed Investment Management Company:

                                                   Broker
                   For      Against     Abstain   Non-Votes*
               839,319      140,624      57,123       0

Item 4. To approve or disapprove amendment of the Fund's policy regarding securities lending:

                                                    Broker
                   For      Against     Abstain   Non-Votes*
               878,319       86,126      71,844     777

Item 5. To approve or disapprove the Fund's Articles of Incorporation to change the par value of Fund shares to $0.001:

                   For      Against     Abstain
                  891,643    68,649      76,774

*Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

(d)  Not applicable
                                                                     EX-99.B-77C

                      UNITED GOLD & GOVERNMENT FUND, INC.


SUB-ITEM 77C:  Submission of matters to a vote of security
               holders:

(a)  A Special Meeting of Shareholders was held June 28, 1999.

(b)  Auditors were approved.

(c)  Matters voted upon at the Special Meeting:

Item 1. To approve or disapprove an Agreement and Plan of Reorganization and Termination:

                   For      Against     Abstain
             1,015,920      125,006      51,563

(d)  Not applicable